UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 2, 2024

Penske Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road,
Bloomfield Hills, Michigan		48302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		248-648-2500

Not Applicable
Former name or former address, if changed since last report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, par value $0.0001 per share	PAG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2024, we entered into the Eleventh Amendment (the “Amendment”) to our U.S. credit agreement with Mercedes-Benz Financial Services USA LLC, Toyota Motor Credit Corporation and Daimler Truck Financial Services USA LLC (as amended, the “U.S. Credit Agreement”) principally to increase the facility borrowing capacity from $1.2 billion to $1.5 billion.

As amended, the U.S. Credit Agreement provides for up to $1.5 billion in revolving loans for working capital, acquisitions, capital expenditures, investments and other general corporate purposes, and provides up to an additional $75.0 million of letters of credit. The U.S. Credit Agreement provides for a maximum of $400.0 million of borrowings for foreign acquisitions and expires on September 30, 2027. The interest rate on revolving loans is based on an adjusted Secured Overnight Financing Rate (SOFR) plus 1.50%, with uncollateralized borrowings in excess of a defined borrowing base bearing interest at adjusted SOFR plus 2.00%.

The U.S. Credit Agreement is fully and unconditionally guaranteed on a joint and several basis by substantially all of our U.S. subsidiaries and contains a number of significant operating covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, repay certain other indebtedness, pay dividends, create liens on assets, make investments or acquisitions, and engage in mergers or consolidations. We are also required to comply with specified financial and other tests and ratios, each as defined in the U.S. Credit Agreement, including a ratio of current assets to current liabilities, a fixed charge coverage ratio, a ratio of debt to stockholders’ equity, and a ratio of debt to earnings before interest, taxes, depreciation, and amortization (“EBITDA”). A breach of these requirements would give rise to certain remedies under the U.S. Credit Agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed.

The U.S. Credit Agreement also contains typical events of default, including change of control, non-payment of obligations, and cross-defaults to our other material indebtedness. Substantially all of our U.S. assets are subject to security interests granted to the lenders under the U.S. Credit Agreement. We purchase motor vehicles and parts from affiliates of Mercedes-Benz Financial Services USA LLC, Daimler Truck Financial Services USA LLC and Toyota Motor Credit Corporation for sale at certain of our dealerships. The lenders also provide us and certain of our dealerships with mortgage, “floor-plan”, and consumer financing.

The foregoing description of the Amendment is qualified in its entirety by references to the Amendment, a copy of which is filed as an exhibit and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit No.	Description
4.1
Eleventh Amendment to the Fifth Amended and Restated Credit Agreement dated December 2, 2024, among us, Mercedes-Benz Financial Services USA LLC, Toyota Motor Credit Corporation and Daimler Truck Financial Services USA, LLC, which includes a Conformed Copy of the Fifth Amended and Restated Credit Agreement and all amendments thereto attached as Exhibit A.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

December 3, 2024	By:	/s/ Shane M. Spradlin
Name: Shane M. Spradlin
Title: Executive Vice President